EXHIBIT 10.20

PROMISSORY NOTE ISSUED TO ROBERT W. DUNLAP
DATED FEBRUARY 20, 2008

Promissory Note

$30,000.00
February 20, 2008

FOR VALUE RECEIVED, Park-Premier Mining Company, a Utah Corporation (“Borrower”), promises to pay to the order of Robert W. Dunlap, or his assigns (“Lender”), at 32391 Horseshoe Drive, Evergreen, Colorado 80439, or at such other place as the holder or holders hereof may from time to time designate in writing, in lawful money of the United States of America,  the principal sum of Thirty Thousand and no/100 Dollars ($30,000.00) (“Principal Balance”), together with interest on the Principal Balance outstanding from time to time from the date of this Note, to and including the Maturity Date, at the rate hereinafter specified, on the unpaid Principal Balance outstanding from time to time as disbursed in accordance with the terms and conditions of a  Loan Agreement dated January 11, 2007 between Borrower and Lender (the  “Loan Agreement”).

1.  Interest Rate.  The Principal Balance shall bear interest at the rate of twelve percent (12%) per annum (the “Applicable Interest Rate”).

2.  Payment.  The outstanding Principal Balance and all unpaid, accrued interest thereon, shall be due and payable on demand. If not sooner paid, the entire Principal Balance, and all unpaid, accrued interest thereon, shall be due and payable in full on demand by Lender (“Maturity Date”).  Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

3.  Late Payments.  If any payment of the Principal Balance or interest on this Note or other sum due hereunder or under the Other Loan Documents (defined below) is not paid within fifteen (15) days of when due, the Applicable Interest Rate shall increase to the greater of: (a) six percent (6%) in excess of the “prime rate” announced in the Western Edition of the Wall Street Journal under “Money Rates,” as it may change from time to time, and (b) the then Applicable Interest Rate (the “Default Rate”).

4.  Pre Payment. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.  Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments as required in this Promissory Note. Rather, early payments will reduce the Principal Balance due.  Borrower agrees not to send Lender payments marked “paid in full,” “without recourse,” or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

5.  Interest after Default. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the Applicable Interest Rate on this Note to the Default Rate.  The Default Rate will not exceed the maximum rate permitted by applicable law.  Notwithstanding any provision contained herein to the contrary, or in any instrument securing or referring to this Note, the total liability of the Borrower for payments in the nature of interest hereunder or thereunder shall not exceed interest at the maximum rate permitted by the laws of the State of Utah, if any, and any amount paid as interest in excess of said maximum rate shall not be deemed to be a payment of interest, but shall be applied to the reduction of the Principal Balance owing hereunder or, at Lender’s option, be refunded to the Borrower.

6.  Security.  This Note may at Lender’s option be secured by a first Deed of Trust and Security Agreement (herein called the First Deed of Trust) encumbering certain real property identified in the First Deed of Trust.  This Note may also at Lender’s option be secured by the following instruments, together with all other documents (collectively referred to herein as the Other Loan Documents): Assignment of Leases and Rents, Security Agreement,  UCC-1 Financing Statement, Environmental Indemnity Agreement,   Loan Agreement, Collateral Assignment of Agreements, Licenses and Permits, and any other collateral documents deemed necessary or advisable by Lender in his sole discretion, each in form satisfactory to Lender, duly executed by Borrower.

7.  Default. Each of the following shall constitute an event of default (Event of Default) under this Note:

a.  Payment Default.  Borrower fails to make any payment when due under this Note.

b.  Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note, the Loan Agreement, or in any of the related documents, or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement or promissory note between Lender and Borrower.

c.  Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

d.  False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

e.  Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower’s existence as a going business or the death of any member, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

f.  Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

g.  Events Affecting Guarantor.  Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

h.  Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

i.  Insecurity.  Lender in good faith believes itself insecure.

j.  Cure Provisions.  If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

8.  Attorney’s Fees - Expenses.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including without limitation all attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

9.  Jury Waiver. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THE LOAN EVIDENCED BY THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE DEED OF TRUST OR THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF BORROWER OR LENDER.  THIS PROVISION IS A

MATERIAL INDUCEMENT FOR LENDER’S MAKING OF THE LOAN EVIDENCED BY THIS NOTE AND SECURED BY THE DEED OF TRUST AND THE OTHER LOAN DOCUMENTS.

10.  Governing Law.  This Note will be governed by, construed and enforced in accordance the laws of the State of Utah without application of its conflict or choice of law principles. This Note has been accepted by Lender in the State of Utah.

11.  Financial Statements.  Borrower hereby agrees to provide to the Lender annual Business Financial Statements and Income Tax Returns as long as there are any loans outstanding to Lender.

12.  Successor Interests.  The terms of this Note shall be binding upon Borrower, and upon Borrower’s successors and assigns, and shall inure to the benefit of Lender and his successors and assigns.

13.  General Provisions.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Each Borrower, if more than one, understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower’s sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Borrower.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

BORROWER:

Park-Premier Mining Company

By:____________________________
         Jeff Lee, Vice President